UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 17, 2026

ALL IN FUTURETECH ALLIANCE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-38226	82-1659427
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

745 Fifth Avenue, Suite 500

New York, New York 10151

(Address of principal executive offices, including zip code)

(646) 768-4240

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	AIFA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer and Chairman of the Board

On June 17, 2026, Li Yangyang, Chief Executive Officer and President of All In FutureTech Alliance, Inc. (the “Company”), and Chairman of the Company’s Board of Directors (the “Board”) and a Class A director, submitted a resignation letter to the Company and the Board, stepping down as the Company’s Chief Executive Officer and Chairman of the Board, effective June 17, 2026 (the “Effective Date”). Mr. Li Yangyang will continue to serve as the Company’s President and a Class A director. Mr. Li Yangyang’s resignation as the Company’s Chief Executive Officer and Chairman of the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Appointment of Chief Executive Officer

On June 17, 2026, in connection with Mr. Li Yangyang’s resignation as the Company’s Chief Executive Officer, the Board appointed Mr. Weizhi (Eric) Shao to serve as Chief Executive Officer of the Company, effective as of the Effective Date.

Mr. Shao (age 40) has served as Founder and Chief Executive Officer of Beauty Diary, a medical aesthetics livestreaming e-commerce company based in China, since 2020. Prior to that, from 2015 to 2019, he was Co-founder, Executive Director, and Chief Operating Officer of Beijing QingPu Tourism Culture Development Co., Ltd., where he was responsible for operations and participated in financing and strategic transactions. From 2012 to 2014, Mr. Shao served as Executive Assistant to the Chairman at Grade Investment LLC (United States), where his responsibility included investment research, business analysis, and due diligence. Since 2012, Mr. Shao has been a co-founder of North America Student Network, a student services platform for international students in the United States. Mr. Shao holds a B.S. in Civil Engineering from New York University (2009), and a M.S. in Civil Engineering and Engineering Mechanics from Columbia University (2011). He also pursued a Ph.D. program in Environmental Engineering from Columbia University (2011–2015, not completed).

Mr. Shao does not have an interest in any related person transactions requiring disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Shao and any of the Company’s directors or other executive officers. There are no arrangements or understandings between Mr. Shao and any other persons or entities pursuant to which he has been appointed the Company’s Chief Executive Officer.

The Company is currently negotiating with Mr. Shao regarding the terms of his compensation as Chief Executive Officer. The compensation package is expected to be submitted to the shareholders’ meeting for approval. The material terms will be disclosed in an amendment to this Current Report on Form 8-K or in a subsequent periodic report promptly after such terms are determined.

Appointment of Independent Director

On June 17, 2026, the Board appointed Mr. Li Shanglong to serve as director of the Company, effective as of the Effective Date. In connection with such appointment, Mr. Li Shanglong was appointed as Chairman of the Board.

The Board is classified into three classes (Class A, Class B and Class C). Mr. Li Shanglong was appointed as a Class A director, and will serve for a term expiring at the Company’s 2026 annual meeting of stockholders.

The Board has determined that Mr. Li Shanglong is independent pursuant to the rules and regulations of the U.S. Securities and Exchange Commission and under the Nasdaq listing standards.

Mr. Li Shanglong (age 36) has served as a founding partner of Aivolution Venture, an investment firm focused on artificial intelligence and frontier technologies, including AI infrastructure, applications, semiconductors, robotics, and enterprise software, since 2024. From 2014 to 2020, he co-founded Caogong Network Technology (Kaochong), an online education company in China, where he directed key operational initiatives including brand development, curriculum design, content operations, and user growth. Mr. Li Shanglong attended the PLA Armored Force Engineering College from 2008 to 2011, completed independent undergraduate coursework, and pursued MBA at Cheung Kong Graduate School of Business. In 2023, he attended a machine learning-related program at the University of Toronto, which he did not complete.

Mr. Li Shanglong does not have an interest in any related person transactions requiring disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Li Shanglong and any of the Company’s other directors or executive officers. There are no arrangements or understandings between Mr. Li Shanglong and any other persons or entities pursuant to which he has been appointed to the Board.

Mr. Li Shanglong will not serve on any committee of the Board. Mr. Li Shanglong will receive compensation of US$1 per annum for his service as a director and as Chairman of the Board.

Item 7.01 Regulation FD Disclosure.

On June 17, 2026, the Company issued a press release announcing the foregoing changes. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated June 17, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALL IN FUTURETECH ALLIANCE, INC.

By:	/s/ Roy Anderson
Roy Anderson
Chief Financial Officer

Date: June 22, 2026

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